Exhibit 99.3

Starbucks Contact, Investor Relations:	Starbucks Contact, Media:
Mary Ellen Fukuhara 206-318-4025	May Kulthol 206-318-7100
Starbucks Corporation Announces Fifth 2-for-1 Stock Split Since Initial Public Offering

SEATTLE; September 21, 2005 — Starbucks Corporation (Nasdaq: SBUX) today announced that its Board of Directors has declared a two-for-one stock split.
Shareholders of record as of October 3, 2005 will receive one additional share for each share held on the record date. The new shares will be payable on October 21, 2005. Starbucks common stock will begin trading on a split-adjusted basis on October 24, 2005. This is the fifth two-for-one split of the Company’s common stock since its initial public offering in 1992; the most recent stock split occurred in April 2001.
On a split-adjusted basis, the Company’s previously communicated earnings per share targets equate to $0.15 for the fourth quarter of fiscal 2005 and $0.60 for the full fiscal year 2005. For fiscal 2006, Starbucks split-adjusted earnings per share target range for the full year equates to $0.72 to $0.74. The Company continues to state all targets excluding any impact from expensing stock options. Starbucks plans to report its fiscal fourth quarter and year-end 2005 financial results on November 17, 2005.
Starbucks Corporation is the leading retailer, roaster and brand of specialty coffee in the world, with more than 9,500 retail locations in North America, Latin America, Europe, the Middle East and the Pacific Rim. The Company is committed to offering the highest quality coffee and the Starbucks Experience while conducting its business in ways that produce social, environmental and economic benefits for communities in which it does business. In addition to its retail operations, the Company produces and sells bottled Frappuccino® coffee drinks, Starbucks DoubleShot® espresso drink, and a line of superpremium ice creams through its joint venture partnerships. The Company’s brand portfolio provides a wide variety of consumer products — innovative superpremium Tazo® teas and exceptional compact discs from Starbucks Hear Music™ enhance the Starbucks Experience through best-of-class products. The Seattle’s Best Coffee® and Torrefazione Italia® coffee brands enable Starbucks to appeal to a broader consumer base by offering an alternative variety of coffee flavor profiles.
This release includes a forward-looking statement regarding projected earnings per share results. This forward-looking statement is based on currently available operating, financial, and competitive information and is subject to various risks and uncertainties. Actual future results and trends may differ materially depending on a variety of factors including but not limited to, coffee, dairy and other raw material prices and availability, successful execution of internal performance and expansion plans, fluctuations in U.S. and international economies and currencies, the impact of initiatives by competitors, the effect of legal proceedings, and other risks detailed in the Company’s filings with the Securities and Exchange Commission, including the “Certain Additional Risks and Uncertainties” section of Starbucks Annual Report on Form 10-K/A for the fiscal year ended October 3, 2004. The Company assumes no obligation to update this forward-looking statement.
© 2005 Starbucks Coffee Company. All rights reserved.
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